December 4, 2017

Dear Mr. Murtha,

I previously served as President for Major League Football ("MLFB") since July 14, 2014. On that same date, I entered into an employee agreement with our Company that provides for an annual salary of $250,000. Previously because of MLFB's lack of capital, I agree to waive all amounts of accrued salary due prior to December 31, 2015.

Additionally, I am owed $687,500 of compensation that has been accrued by MLFB at April 30, 2017. Based upon the events that have occurred at MLFB, please utilize this correspondence as my agreement to waive the $687,500 of accrued compensation at April 30, 2017 and I agree that no further compensation since April 30, 2017 is due to me.

I have equity ownership in the company as a shareholder and this agreement entitles me to 100% of those shares listed on the certificate in my possession and recorded in the shareholder database of Major League Football ("MLFB") prior to April 30, 2017.

Sincerely,

Wesley S. Chandler II

Wesley Chandler